XETHANOL CORPORATION NAMES CHASE VETERAN CFO

New York, NY, April 13, 2005 - Xethanol Corporation (OTCBB:XTHN), a leading bio-technology integration and ethanol production company, today announced Lawrence Bellone as the company's new CFO.

Christopher d'Arnaud-Taylor, Xethanol's Chairman and Chief Executive Officer, made the announcement noting: "Larry brings more than 25 years experience in investment banking, public and corporate accounting and finance to the company, providing additional depth and expertise to our already talented management team. This is particularly important for a company of our size that is experiencing rapid and significant growth."

From 1988 to 2003, Mr. Bellone was involved in a wide range of projects and activities including lending, leasing, loan syndications, private debt placement, principal investments, derivatives, corporate development and arbitrage while working in the investment banking and capital market areas of Chase Manhattan Bank (later to become JPMorgan Chase). As a managing director and senior member of the Structured Capital Group, he was responsible for structuring, originating and executing innovative financing and investment transactions for Fortune 100 companies. He has negotiated and arranged for more than $5 billion in transaction value for companies in the oil and gas, retail, chemical, pharmaceutical, consumer and paper industries.

Prior to joining Chase, he worked in various public and private accounting and finance functions at NY Life Insurance, Price Waterhouse and JP Morgan. While at Price Waterhouse, he qualified as a CPA for New York State.

Most recently, Mr. Bellone was a managing director with Bentley Associates, a New York-based investment banking boutique/broker-dealer providing M & A, private placement and corporate advisory services primarily to small and midsized companies.

Mr. Bellone holds a BA degree in English from Columbia University and an MBA in accounting and finance from Fordham University. He also holds Series 7 and 63 designations from the NASD.

ABOUT XETHANOL CORPORATION

Xethanol Corporation seeks to become a leader in the emerging biomass-to-ethanol industry. Its mission is to convert biomass that is currently being abandoned or land filled into ethanol and other valuable co-products. Xethanol's strategy is to deploy proprietary bio-technologies that will extract and ferment the sugars trapped in these biomass concentrations. Xethanol's value proposition is to produce ethanol and valuable co-products more cost-effectively than corn-based processors with plants located closer to biomass sources. Xethanol owns and operates an ethanol production facility at its Biomass Technology Center in Iowa that processes fermentable sugars derived from food biomass as its primary feedstock. Xethanol has also recently acquired a six million gallon per year plant near Cedar Rapids, Iowa, now operating as Xethanol BioFuels, LLC.

THE INFORMATION CONTAINED IN THIS NEWS RELEASE, OTHER THAN HISTORICAL INFORMATION, CONSISTS OF FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN SUCH STATEMENTS. SUCH STATEMENTS REGARDING THE TIMING OF ACQUIRING AND DEVELOPING NEW PROPERTIES, OF BRINGING THEM ON LINE AND OF DERIVING REVENUES AND PROFITS FROM THEM, AS WELL AS THE EFFECTS OF THOSE REVENUES AND PROFITS ON THE COMPANY'S MARGINS, DEBT SERVICE AND FINANCIAL POSITION, ARE UNCERTAIN BECAUSE MANY OF THE FACTORS AFFECTING THE TIMING OF THOSE ITEMS ARE BEYOND THE COMPANY'S CONTROL. THESE AND OTHER FACTORS ARE DISCUSSED IN THE COMPANY'S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION INCLUDING ITS RECENT FILINGS ON FORM 8-K.

Contact:  Beverly Jedynak
          President
          Martin E. Janis & Company, Inc.
          312-943-1100 ext. 12
          bjedynak@janispr.com